2500 N. Federal Highway
Jonathan D. Leinwand,                                                  Suite 100
P.A.                                                    Ft. Lauderdale, FL 33305
                                                             Tel: (954) 563-1583
                                                             Fax: (954) 252-4265

                                                           E-mail: jdlpa@aol.com


                                             January 8, 2002

Innovative Holdings & Technologies, Inc.
300 S. Orange Ave., Suite 500
Orlando, FL 32801

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 25,607,500 shares (the "Securities") of Common Stock, par value $.001 per share, of Innovative Holdings and Technologies, Inc., a Colorado corporation (the "Company"), we, as your counsel, have examined such corporate records and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

     The   Securities   have  been  validly   issued  and  are  fully  paid  and
nonassessable.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Securities and to the reference to us under the heading "Validity of Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                   Very Truly Yours,

                                                   JONATHAN D. LEINWAND, P.A.




                                                   By:_______________________
                                                      JONATHAN D. LEINWAND, ESQ.